                                                U.S. SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549

                                                                FORM 4

                                             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company
Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[ ] CHECK THIS BOX IF NO LONGER SUBJECT OF SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE.
    SEE INSTRUCTION 1(B).
=====================================================================
1. Name and Address of Reporting Person
Whitney                    Russell                   A
--------------------------------------------------------------
(Last)                     (First)                  (Middle)

 4818 Coronado Parkway        Cape Coral      FL        33904
-------------------------------------------------------------
(Street)                      (City)        (State)     (Zip)

=====================================================================
2. Issuer Name and Ticker or Trading Symbol
         Whitney Information Network, Inc. (RUSS)
=====================================================================
3. IRS or Social Security Number of Reporting Person
         (Voluntary)
=====================================================================
4. Statement for Month/Year
         November/2001
=====================================================================
5. If Amendment, Date of Original
        (Month/Year)
=====================================================================
6. Relationship of Reporting Person to Issuer (Check all
        applicable)

    [ X ] Director                              [ X ] 10% Owner
    [ X ] Officer (give title below)            [ ] Other (specify below)
                      Chairman of the Board and CEO
                  ------------------------------------------
=====================================================================
7. Individual or Joint/Group Filing (Check Applicable Line)
         [ X ] Form filed by One Reporting Person
         [ ] Form filed by More than One Reporting Person

=====================================================================

                   Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

------------------- ----------------- ---------------- ----------------------------- -------------- -------------- ---------------
   1. Title of      2. Trans-action         3.         4.  Securites Acquired        5. Amount of        6.        7. Nature of
     Security         (month/day/      Trans-action    (A)or Disposed of (B)         Securities      Owner-ship    Indirect
    (Instr. 3)           year)             Code                                      beneficially   Form: Direct   Beneficial
                                                                                     owned at end   (D) or         Owner-ship
                                        (Instr. 8)     (Instr. 3, 4 and 5)           of each        Indirect (I)
                                                                                     month
                                                                                     (Instr. 3       (Instr. 4)    (Instr. 4)
                                                                                     and 4)
------------------- ----------------- ---------------- ----------------------------- -------------- -------------- ---------------
                                       code      v     Amount       (A)     Price
                                                                    or (D)
------------------- ----------------- ------- -------- ------------ ------- -------- -------------- -------------- ---------------
Common stock        11/01/2001          L        V     170,000         A               6,650,000           D
------------------- ----------------- ------- -------- ------------ ------- -------- -------------- -------------- ---------------
                                                                    I
Common stock                                           9,350 (1)    I
------------------- ----------------- ------- -------- ------------ ------- -------- -------------- -------------- ---------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly

FORM 4 (continued)

                             Table II - Derivative Securities Acquired, Disposed of or Beneficially Owned
                                    (e.g., puts, calls, warrants, options, convertible securities)

---------------- -------------- ----------------- -------------- ----------------- ----------------- ------------------ ---------- --------------- ----------- ----------
  1. Title of         2.        3. Trans-action   4.             5. Number of          6. Date       7. Title and       8. Price   9. Number of    10.         11.
                                                                                                                                                   Owner-ship
                                                                                                                                                   of
                                                                                                                                                   Deriva-tive Nature
                                                                 Derivative                                                        Derivative      Security:   of        l
                  Conversion                                     Securities                          Amount of          of         Securities      Direct      Indirect
                  or exercise                                    Acquired (A) or                     Underlying         Derivative Beneficially    (D) or      Bene-ficia
  Derivative       price of                       Transaction    Disposed of (D)   Exercisable and   Securities         Security   owned at the    Indirect    Owner-ship
   Security       Derivative          date        Code           (Instr. 3, 4      Expiration Date                      (Instr.    end of Month    (I)         (Instr.
  (Instr. 3)       Security     (month/day/year   (Instr. 8)     and 5)            (month/day/year)  (Instr. 3 and 4)   5)         (Instr. 4)      (Instr. 4)  4)
---------------- -------------- ----------------- -------------- ----------------- ----------------- ------------------ ---------- --------------- ----------- ----------
---------------- -------------- ----------------- -------- ----- -------- -------- -------- -------- ------- ---------- ---------- --------------- ----------- ----------
                                      code         Code     V         A      D     Date     ExpiratioTitle   Amount
                                                                                           b                 or
                                                                                                             Number
                                                                                   Exercisa Date             of Shares
---------------- -------------- ----------------- -------- ----- -------- -------- -------- -------- ------- ---------- ---------- --------------- ----------- ----------
---------------- -------------- ----------------- -------- ----- -------- -------- -------- -------- ------- ---------- ---------- --------------- ----------- ----------
---------------- -------------- ----------------- -------- ----- -------- -------- -------- -------- ------- ---------- ---------- --------------- ----------- ----------

---------------- -------------- ----------------- -------- ----- -------- -------- -------- -------- ------- ---------- ---------- --------------- ----------- ----------

Explanation of Responses: (1) Represents shares owned by daughter.

/s/ Russell A. Whitney                                          11/01/2001
------------------------------------                          ---------------
 **Signature of Reporting Person                                 Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff

(a). Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.